EXHIBIT 21

SUBSIDIARIES OF

ALLBRITTON COMMUNICATIONS COMPANY

KATV, LLC

KTUL, LLC

WSET, Incorporated

Allfinco, Inc.

Harrisburg Television, Inc.

TV Alabama, Inc.

Allbritton Television Productions, Inc.

ACC Licensee, Inc.

The state of incorporation/formation for each of the subsidiaries listed above is Delaware.